                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (UNAUDITED)


                                                               SIX MONTHS ENDED
                                                                    JUNE 30,
                                                            -----------------------
(IN THOUSANDS)                                                 2000         1999           1999          1998
                                                            ---------     ---------     ---------     ---------
EARNINGS
   Pretax income (loss) from continuing operations (1)      $ 439,547     $  56,215     $ 344,573     $(187,563)
   Add: Fixed charges excluding capitalized interest           59,442        43,131        90,398        78,728
                                                            ---------     ---------     ---------     ---------

   Adjusted Earnings                                        $ 498,989     $  99,346     $ 434,971     $(108,835)
                                                            =========     =========     =========     =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (2)      $  83,183     $  64,107     $ 132,986     $ 119,703
   Amortization of debt expense                                 1,732         2,215         4,854         4,496
   Interest component of lease rental expenditures (3)          3,368         2,778         5,789         3,808
                                                            ---------     ---------     ---------     ---------

   Fixed charges                                               88,283        69,100       143,629       128,007
                                                            ---------     ---------     ---------     ---------

   Preferred stock requirements (4)                            17,125         8,370        24,788         2,905
                                                            ---------     ---------     ---------     ---------

   Combined fixed charges and preferred stock dividends     $ 105,408     $  77,470     $ 168,417     $ 130,912
                                                            =========     =========     =========     =========

Ratio of earnings to fixed charges                               5.65          1.44          3.03            --(5)
                                                            =========     =========     =========     =========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                      4.73          1.28          2.58            --(5)
                                                            =========     =========     =========     =========


(IN THOUSANDS)                                                1997          1996          1995
                                                           ---------     ---------     ---------
EARNINGS
   Pretax income (loss) from continuing operations (1)     $ 258,640     $ 200,195     $  33,143
   Add: Fixed charges excluding capitalized interest          78,531        68,091        77,220
                                                           ---------     ---------     ---------

   Adjusted Earnings                                       $ 337,171     $ 268,286     $ 110,363
                                                           =========     =========     =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (2)     $ 105,148     $  89,829     $  88,057
   Amortization of debt expense                                6,438         5,118         4,665
   Interest component of lease rental expenditures (3)         3,438         3,856         3,539
                                                           ---------     ---------     ---------

   Fixed charges                                             115,024        98,803        96,261
                                                           ---------     ---------     ---------

   Preferred stock requirements (4)                               --            --            --
                                                           ---------     ---------     ---------

   Combined fixed charges and preferred stock dividends    $ 115,024     $  98,803     $  96,261
                                                           =========     =========     =========

Ratio of earnings to fixed charges                              2.93          2.72          1.15
                                                           =========     =========     =========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                     2.93          2.72          1.15
                                                           =========     =========     =========

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(1)  Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache has guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache is contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.